Exhibit 99.1

Coterra Energy Announces Executive Changes

HOUSTON, June 15, 2023 - Coterra Energy Inc. (NYSE: CTRA) (“Coterra” or the “Company”) today announced the retirement of two Executive Officers of the Company, effective September 30, 2023. Scott C. Schroeder, Executive Vice President and Chief Financial Officer (CFO), will be retiring after a nearly 28-year career at Cabot Oil & Gas Corporation and Coterra Energy Inc. Christopher H. Clason, Senior Vice President and Chief Human Resources Officer (CHRO), will also be retiring after nearly five years with the organization and a career that has spanned over 25 years in executive leadership. Their roles have been filled with external candidates who are detailed later in this release.

Mr. Schroeder joined Cabot Oil & Gas Corporation in 1995, became an officer in 1997 and has spent the last 22-plus years serving as its, and most recently Coterra’s, Chief Financial Officer. Tom Jorden, Chairman, Chief Executive Officer and President, shared, “Scott has had a tremendous career and his tenure has set a standard of excellence in both the CFO role and in thoughtful strategic leadership. His many years of leadership at Cabot and his energy in building Coterra have laid a foundation upon which the success of Coterra will be built. We wish Scott well in his upcoming retirement and express our deep gratitude for his years of service at Cabot and Coterra.” Mr. Schroeder will serve as Senior Advisor until his retirement date.

Mr. Clason has served as CHRO his entire tenure at the Company. Jorden stated, “Chris has been a close confidant and an instrumental leader on the Executive Team. Coterra, at its heart, is an enterprise based upon talent, culture, and collaboration. Chris has been a true business partner in launching Coterra and ensuring that our talent and culture will position Coterra to be successful for decades to come.” Mr. Clason will also be a Senior Advisor until his retirement date. Jorden added, “It has been a true pleasure to serve in leadership with Scott and Chris. I will miss them and wish them all the best.”

Shane E. Young has been appointed to the role of Executive Vice President and Chief Financial Officer. Mr. Young has an extensive background in upstream energy having worked both in investment banking and as a CFO for nearly the last decade, most recently at Talos Energy. Mr. Young holds an MBA from Dartmouth College and a BBA in Finance from the University of Texas at Austin.

Andrea M. Alexander has been appointed to the role of Senior Vice President and Chief Human Resources Officer. Ms. Alexander is a proven Human Resources leader with a history of building effective organizations and leading high-performing teams. She brings a wealth of experience from extensive corporate and consulting leadership. Ms. Alexander has an undergraduate degree in economics from the University of Pennsylvania’s Wharton School of Business and an MBA from the Harvard Business School.

“I am excited for Shane and Andrea to join the Coterra Executive Team,” said Jorden. “Each brings a unique background and style that fits Coterra and will help them immediately contribute to Coterra’s success. My confidence in the future of Coterra is emboldened by the growing strength of our team.”

About Coterra Energy

Coterra is a premier exploration and production company based in Houston, Texas with focused operations in the Permian Basin, Marcellus Shale, and Anadarko Basin. We strive to be a leading energy producer, delivering sustainable returns through the efficient and responsible development of our diversified asset base. Learn more about us at www.coterra.com.

Investor Contact

Daniel Guffey - Vice President of Finance, Planning & Analysis and Investor Relations

281.589.4875

Hannah Stuckey - Investor Relations Manager

281.589.4983

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